Exhibit 99.1

American Water Reactivating Systems After Cyber Event

Camden, N.J. – OCTOBER 10, 2024 – American Water (NYSE: AWK), the largest regulated water and wastewater utility company in the U.S., announced today that it is in the process of methodically and securely reconnecting and reactivating the systems that were taken offline due to its cybersecurity incident communicated on Oct. 7.

The Company continues to have no indication that its water and wastewater facilities were impacted by this incident. The incident did not affect water quality.

The company’s customer portal, MyWater, is now operational, and all standard billing processes are resuming. As a reminder to our customers, there will be no late charges during the short period when our customer and billing platform was unavailable.

The reactivation of systems was initiated in line with the company’s ongoing cyber incident response protocols after internal and external security teams confirmed the systems were secure.

The investigation into the nature and scope of the incident by a dedicated team of professionals and law enforcement is ongoing. Investigations of this nature take time, and the company will share any additional information as, and when, appropriate.

American Water takes the cybersecurity of its systems and related data with utmost seriousness and has taken additional steps to strengthen the cybersecurity of its systems. Our customers remain our highest priority. We sincerely regret any inconvenience this has caused and appreciate our customers’ patience over the past few days.

The most up-to-date information relating to the incident can be found at www.amwater.com/corp/.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

Media Contact:
Ruben Rodriguez
Senior Director, External Communications
ruben.e.rodriguez@amwater.com

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